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                                                                      Exhibit 21
                              CERPROBE CORPORATION
                              LIST OF SUBSIDIARIES


SUBSIDIARIES OF CERPROBE CORPORATION:
  Cerprobe Interconnect Solutions, Inc.
  SVTR, Inc.
  Cerprobe Europe Limited
  Cerprobe Asia Holdings Pte Ltd
  Cerprobe Europe S.A.S.
  OZ Technologies, Inc.


SUBSIDIARIES OF OZ Technologies, Inc.
  Triple S Engineering, Inc.


SUBSIDIARIES OF CERPROBE ASIA HOLDINGS PTE LTD:
  Cerprobe Asia Pte Ltd.


SUBSIDIARIES OF CERPROBE ASIA PTE LTD.:
  Cerprobe Singapore Pte Ltd
  Cerprobe Taiwan Company Ltd

* 70% owned by Cerprobe Corporation until August 18, 1997, at which time Cerprobe's ownership was reduced to 60%.